EXHIBIT NO. 99.(g) 9

APPENDIX B

TO

FUND ACCOUNTING AGREEMENT

BETWEEN

FUND ACCOUNTING AGENT AND EACH OF THE INVESTMENT

COMPANIES LISTED ON APPENDIX A THERETO

RESTATED EFFECTIVE MAY 5, 2010

A.	Maintenance of books and records. Subject to the provisions of Section 1.01 of the Agreement, the Fund Accounting Agent will keep and maintain the following books and records which each Portfolio is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rule 3la-1 and Rule 31a-2 under the 1940 Act:

l.	Journals containing an itemized daily record in detail of all purchases and sales of securities and other instruments, all receipts and deliveries of securities and other instruments, all receipts and disbursements of cash and all other debits and credits, and such other records as required by Rule 31a-l(b)(I).

2.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by Rule 3la- I (b)(2)(i).

3.	General ledger entries for investment, corporate actions, capital share and Income and expense activities.

4.	Separate ledger accounts required by Rule 31a-1(b)(2)(i)(d)(e) and (f), (ii) and (iii).

5.	A record of option positions as required by Rule 3la-I (b)(7).

6.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by Rule 3la-l(b)(8).

B.	Performance of daily accounting services. The Fund Accounting Agent will perform the following accounting services daily for each Portfolio:

l.	Calculate the market value of each Portfolio’s securities and other investments at such times and in the manner specified in the then currently effective prospectus of the Portfolio, using prices obtained from the sources described in B.2 below, and promptly transmit the same to the Portfolio’s transfer agent, NASDAQ, and other interested parties designated by the Portfolio. Nevertheless, any material change to the requirements relating to the timing or manner of the calculation of such market value that are in effect on the date of this agreement shall be subject to agreement with the Fund Accounting Agent as to pricing and implementation date.

2.	Obtain prices from sources designated by MFS Fund Treasury, the Portfolio’s administrator (the “Administrator”), on the price source schedule supplied by the Administrator to the Fund Accounting Agent, as the same may be amended by the Administrator from time to time (collectively, the “Authorized Price Sources”).

a.	If prices are not available from Authorized Price Sources, the Fund Accounting Agent shall promptly notify the Administrator and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such investment (e.g., contact brokers for manual quotes). The Fund Accounting Agent shall not override valuations received from an Authorized Price Source without written instructions from the Administrator.

3.	Calculate the net asset value per share of each Portfolio daily utilizing the market value of each Portfolio’s securities calculated pursuant to B.l above.

4.	Distribute the net asset values of each Portfolio to reporting services and NASDAQ.

5.	Provided buy/sell trade instructions are received by 11:00 a.m. on trade date plus 1, verify all trade activity to Administrator on daily basis to ensure completeness of records.

6.	Verify and reconcile with each Portfolio’s custodian each Portfolio’s cash balances.

7.	Provide daily to the Administrator at times specified in the service standards (and at additional times throughout the clay as may he deemed necessary by the Administrator) the projected end of day cash balance for each money market Portfolio. It is understood by the Fund that these cash projections may differ from the actual end of day balance available for investment.

8.	Compute, as appropriate, applicable and as requested, each Money Market Portfolio’s net income, capital gains and losses, dividend payables, dividend factors, 1- and 7day yields (simple and compounded; with and without waivers), rolling 30-day yields; and each other Portfolio’s net income, capital gains and losses, dividend payables, dividend factors, 30-day SEC-standardized yields (with and without waivers), total return (additional fees may apply), expense ratios, portfolio turnover rate, and, if required, average dollar-weighted maturity.

9.	Reconcile daily activity to the trial balance.

10.	Record and reconcile capital stock activity (including share buy backs) from the Portfolios’ transfer agent(s) and notify the Administrator when any ‘as-of’ trades are material to a fund’s daily activity.

11.	Provide the Administrator with each Portfolio’s average shares outstanding and settled shares.

12.	Accrue expenses of each Portfolio according to instructions received from the Portfolio’s Administrator.

13.	Monitor for and record changes in securities holding’s resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting securities held by the Portfolios.

14.	To the extent such information is received from the Portfolio or its Administrator, record as an asset of the Portfolio on the Portfolio’s accounting records any derivatives contracts entered into by the Portfolio, such as swap contracts, futures, and options on futures.

15.	Promptly provide such periodic reports and statements to the Administrator as shall be reasonably requested by the Administrator.

C.	Additional accounting services. The Fund Accounting Agent will perform the following additional accounting services for each Portfolio:

1.	On a weekly basis, verify and reconcile with each Portfolio’s custodian each Portfolio’s investment balances.

2.	Provide accounting information, reports and documents to support (and any required sub-certifications or management representation letters) the following:

a.	Federal and state income tax returns and federal excise tax returns;

b.	Each Portfolio’s semi-annual reports with the Securities and Exchange Commission (“SEC”) on Form N-CSR or Form N-SAR, including required certifications under the Sarbanes-Oxley Act of 2002;

c.	Each Portfolio’s annual, semi-annual and quarterly (if any) shareholder reports;

d.	Each Fund’s registration statements on From N-lA and other filings relating to the registration of shares;

e.	Any periodic audit of the Funds’ compliance program under Rule 38a-1 of the 1940 Act;

f.	The Administrator’s monitoring of a Portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

g.	Annual audit by a Fund’s independent certified public accountants; and h. Examinations performed by the SEC_

3.	Promptly record to fund accounting records approved vouchers for Portfolio expenses , lien such vouchers are delivered to the Fund Accounting Agent by the Administrator.

4.	Confirm at time of purchase and reconcile each Fund’s over the counter derivatives positions with the counterparty at least two times each month and promptly advise the Funds of any holdings that cannot be reconciled within parameters agreed by the parties from time to time. Reconcile all payments related to derivative holdings daily.

5.	With respect to each Fund’s holdings in bank loans, bank loan participations and bank loan assignments:

•	reconcile all payments with the loan servicer following receipt

•	reconcile principal balances with the loan servicer at least quarterly

•	verify all trade data with the Investment Manager; and

promptly advise the Funds of any holdings that cannot be reconciled within parameters agreed by the parties from time to time.

D.	Special reports and services.

1.	Provide valuation services, including back-testing and stale price reviews, as shall be reasonably requested by the Administrator from time to time.

2.	Make available to the Administrator from time to time such information or data about any Authorized Price Sources as may be requested by the Administrator or that is available to the Fund Accounting Agent.

3.	Provide the necessary system and personnel support for fund mergers, in-kind redemptions, and other transactions when these types of transactions are approved and executed.

4.	The Fund Accounting Agent will develop and implement, at its expense, functionality as agreed between the parties to receive and process messaging from MFS and confirm back to MFS relating to expenses, expense payments and distributions for find accounting.

5.	The Fund Accounting Agent will develop and implement, at its expense, functionality for specified funds as agreed between the parties to account for die amortization of discount and/or premium using the stated interest method.

THE FOREGOING RESTATEMENT OF EXHIBIT B TO THE AGREEMENT IS ACCEPTED AND AGREED BY THE PARTIES, EFFECTIVE AS OF THE DATE STATED ABOVE

Each of the Investment Companies listed on Appendix A to this Agreement, on Behalf of each of Their Respective Portfolios		J.P. Morgan Investor Services Co.

By:	MARIA F. DWYER	By:	ELLEN E. CRANE
Name:	Maria F. Dwyer	Name:	Ellen E. Crane
Title:	President	Title:	Executive Director